SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    STOCKJUNGLE.COM TRUST

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                           3805 South Canfield Avenue
                           Suite B
                           Culver City, California 190232

Telephone Number (including area code):     (310) 841-4010

Name and Address of agent for service of process:

                           Mr.  Michael Miola
                           c/o American Data Services, Inc.
                           The Hauppauge Corporate Center
                           150 Motor Parkway
                           Hauppauge, New York 11788

Check Appropriate Box:

                           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                           YES      X               NO
                                  -----                -----

                                   SIGNATURES



Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Culver City and State of California on the 23rd day of June, 1999.


                                    Signature:  STOCKJUNGLE TRUST



                                                By: /S/ MICHAEL J. WITZ
                                                       -----------------------
                                                         Michael J. Witz
                                                         Trustee

Attest: /S/ JULIAN SMERKOVITZ
            --------------------
             Julian Smerkovitz
             Trustee